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                                                                     Exhibit 11
                                 VF CORPORATION
                        COMPUTATION OF EARNINGS PER SHARE
                      (IN THOUSANDS, EXCEPT PER SHARE DATA)


                                                            THREE MONTHS ENDED
                                                           --------------------
                                                            APRIL 5    MARCH 30
                                                              1997        1996
                                                           -------      --------

PRIMARY EARNINGS PER SHARE

Net income                                                 $70,186       $55,930
Less Preferred Stock dividends
      and redemption premium                                 1,151         1,124
                                                           -------       -------
Net income available to
      common stockholders                                  $69,035       $54,806
                                                           =======       =======

Average number of common
      shares outstanding                                    63,963        63,564
                                                           =======       =======


Primary earnings per share                                 $  1.08       $  0.86
                                                           =======       =======

FULLY DILUTED EARNINGS PER SHARE

Net income                                                 $70,186       $55,930
Increased ESOP contribution
      required if Preferred Stock were
      converted to Common Stock                                316           336
                                                           -------       -------
Fully diluted earnings                                     $69,870       $55,594
                                                           =======       =======

Average number of common
      shares outstanding                                    63,963        63,564
Additional common equivalent shares
      resulting from:
      Conversion of Preferred Stock                          1,494         1,548
      Dilutive effect of stock options                         471           345
                                                           -------       -------
Average number of common and
      common equivalent shares                              65,928        65,457
                                                           =======       =======


Fully diluted earnings per share                           $  1.06       $  0.85
                                                           =======       =======



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